UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 24, 2006 (January 18, 2006)
JAKKS PACIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28104	95-4527222
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

22619 Pacific Coast Highway, Malibu, California		90265
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (310) 456-7799
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On January 18, 2006, we, and our wholly-owned subsidiaries, JPI CDI (HK) Limited and JPI/VII Acquisition Corp., entered into an Asset Purchase and Sale Agreement with Creative Designs International, Ltd., Arbor Toys Company Limited, Geoffrey Greenberg and Stephanie Coe pursuant to which and our wholly-owned subsidiaries, JPI CDI (HK) Limited and JPI/VII Acquisition Corp. have agreed to acquire substantially all of the assets and to assume certain liabilities of Creative Designs International, Ltd., a Pennsylvania corporation and Arbor Toys Company Limited, a Hong Kong corporation, for an aggregate purchase price anticipated to be approximately $116.5 million, consisting of $93.3 million in cash, 150,000 shares of our common stock with an aggregate value of approximately $3.2 million and an earn-out of up to an aggregate amount of $20.0 million through 2008, based on the achievement of certain financial performance criteria.
     A press release announcing the above-described transaction was issued January 18, 2006, and is attached hereto.
Item 9.01. Financial Statements and Exhibits
(d)      Exhibits

Exhibit	Description

10.1	Asset Purchase and Sale Agreement dated January 18, 2006, by and among JPI CDI (HK) Limited, JPI/VII Acquisition Corp., JAKKS Pacific, Inc., Creative Designs International, Ltd., Arbor Toys Company Limited, Geoffrey Greenberg and Stephanie Coe.

99.1	Press Release dated January 18, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAKKS PACIFIC, INC. Dated: January 24, 2006
By:	/s/ JOEL M. BENNETT
Joel M. Bennett, CFO

Exhibit Index

Exhibit	Description

10.1	Asset Purchase and Sale Agreement dated January 18, 2006, by and among JPI CDI (HK) Limited, JPI/VII Acquisition Corp., JAKKS Pacific, Inc., Creative Designs International, Ltd., Arbor Toys Company Limited, Geoffrey Greenberg and Stephanie Coe.

99.1	Press Release dated January 18, 2006.